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                                                                      EXHIBIT 12

                        GREYHOUND FINANCIAL CORPORATION

            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES

                         AND PREFERRED STOCK DIVIDENDS

                                 (000 Omitted)


                                                           Three Months Ended                    Twelve Months Ended
                                                               March 31,                             December 31,
                                                           -------------------             --------------------------------
                                                            1994        1993               1993          1992          1991
                                                           -------------------             --------------------------------
                Net income (loss) before
                  income taxes                           $   18,654  $   13,416        $    64,123   $    50,593   $  (37,014)

                Add leverage lease
                  adjustment                                    233         243              1,505         1,059         1,758
                Add fixed charges:
                 Interest expense                            33,862      30,568            126,152       136,107       157,560
                 One-third rentals                              366         346              1,387         1,498         1,148
                                                         ----------  ----------        -----------   -----------   -----------
                   Total fixed charges                       34,228      30,914            127,539       137,605       158,708
                                                         ----------  ----------        -----------   -----------   -----------
                Net income as adjusted                   $   53,115  $   44,573        $   193,167   $   189,257   $   123,452
                                                         ----------  ----------        -----------   -----------   -----------

                Ratio of income to fixed
                 charges                                       1.55        1.44               1.51          1.38      ---
                                                         ==========  ==========        ===========   ===========   ===========

                Preferred stock dividends on a
                 pre-tax basis                           $      930  $      908        $     3,682   $     2,826
                   Total combined fixed charges
                    and preferred stock dividends        $   35,158  $   31,822        $   131,221   $   140,431   $   158,708
                                                         ----------  ----------        -----------   -----------   -----------
                Ratio of income to combined
                 fixed charges and preferred
                 stock dividends                               1.51        1.40               1.47          1.35     ----
                                                         ==========  ==========        ===========   ===========   ===========





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